Exhibit 10.16

November 10, 2025

Michael Baughn

[***]

Re: Offer of Employment

Dear Michael,

On behalf of Tailored Shared Services, LLC (“we,” “us,” or “the Company”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer, reporting to me. We are excited to have you join us, and this letter will outline the basic terms and conditions of the position offered.

Your planned start date will be December 1, 2025 (or a date mutually agreed upon), at the pay rate of $700,000 per year.

You are eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with an annual incentive target of 75% of your base salary. Because the bonus is an incentive for continued employment and used as a retention tool, you must be employed by the Company as of the date the bonus is paid to earn any portion of the bonus. The AIP, if earned, is generally paid in April of the following fiscal year. The bonus amount will be subject to taxes and withholdings. Your eligibility in AIP will begin in the next fiscal year, which begins February 1, 2026.

You are also eligible to participate in our Management Equity Incentive Plan which is tied to the long-term performance and future valuation of our business.

●	You will receive a grant of 93,720 time-based Restricted Stock Units (RSUs) that will vest 15% for FY 2025, 28.33% for FY 2026, 28.33% for FY 2027, and 28.34% for FY 2028.

●	You will also receive a grant of 38,280 performance-based RSUs that will vest based on FY 2028 adjusted EBITDA. The number of RSUs that will vest, if any, will be determined based on a sliding scale.

5875 Arnold Rd, Suite 250, Dublin, CA

You will receive award agreements for your review and execution that articulate the details of the Management Equity Incentive Plan and these grants.

We are happy to offer tailored benefits to help you set up the right level of care for yourself, your family, and your future. You will have access to several health, financial and wellness choices which are outlined in the Employee Benefits Guidebook. Generally, you will be eligible to enroll in benefits effective the first of the month on or following two months of employment.

You are eligible for COBRA Reimbursement which reimburses you the difference between the employee portion of your elected medical, dental and/or vision coverage and the COBRA premiums you paid from your Start Date until your benefits effective date. You will receive an email within 30 days of your Start Date explaining the COBRA Reimbursement process.

As a member of the Leadership Team, you qualify for the Vacation Honor Policy which does not limit you to a specific number of vacation days. Rather, you may use your discretion to take vacation days as needed to balance your personal and professional life, nurture creativity and prevent burnout.

On your first day of employment, you will be required to complete new hire employment forms. Please prepare the appropriate documentation for completion of the new hire forms, including proof of identify and eligibility to work in the United States for 1-9 purposes, as described in the List of Acceptable Documents.

This offer is not intended to create an employment contract for any specified period of time. Your employment at the Company is on an at-will basis, which means that either you or the Company can terminate your employment at any time and for any reason, with or without cause or notice. In addition, we want you to know that any disputes or claims arising under or in connection with your employment with us will be resolved by binding arbitration. As a condition of employment, you will be required to sign an arbitration agreement to that effect.

This offer is contingent upon and subject to the successful completion of a background screening which may include positive employment references, an investigative consumer report, social security number verification, criminal records, and other information available in public records in accordance with applicable law. You will be required to complete an authorization allowing us to conduct this background screening.

5875 Arnold Rd, Suite 250, Dublin, CA

If you have any questions, please feel free to contact me or Shane Smith. We look forward to working with you and having you join our team!

If you accept our offer of employment, please return a signed copy of this offer letter to Shane Smith at [***].

Sincerely,

/s/ John Tighe
John Tighe
Chief Executive Officer

Acceptance of Offer of Employment

I understand the contents of this letter and accept this position. By signing below, I also acknowledge and agree that I am not bound by any agreement that would restrict my ability to work for Tailored Shared Services, Inc.

Signed by Michael Baughn: /s/ Michael Baughn

Dated: 11/11/2025

5875 Arnold Rd, Suite 250, Dublin, CA

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